Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 14, 2014 (the “Start Date”) by and between loanDepot.com, LLC, a Delaware limited liability company (the “Company”) and David Norris (“Executive”).

RECITALS

WHEREAS, the Company desires to engage Executive as an employee and Executive desires to provide his services to the Company in connection with the Company’s business on the terms and conditions set forth herein; and

WHEREAS, given Executive’s knowledge and skill regarding the strategy, products, customers and goodwill of the business and assets of the Company that Executive will gain through his employment with the Company, it is of paramount importance that this Agreement contain enforceable restrictive covenants, such that the Company is willing to provide Executive with the compensation and benefits described in this Agreement for his adherence to such covenants as set forth herein following the termination of his employment, regardless of the reason for his termination.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Executive and the Company agree as follows:

1. Employment Term. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that is three (3) years from the date hereof (the “Employment Term”), unless terminated earlier as provided in Section 7 below. The Employment Term shall automatically be renewed for successive one (1) year periods, unless the Company or Executive gives the other party hereto written notice of the election not to renew the Employment Term at least sixty (60) days prior to the expiration of the Employment Term (as otherwise in effect). Unless stated otherwise by the Company, non-renewal of the Employment Term shall not, in and of itself, constitute a termination of Executive’s employment. Notwithstanding anything to the contrary herein, the non-solicitation, non-competition, and exclusivity provisions of this Agreement shall be in effect for the periods described herein.

2. Scope of Employment.

(a) Positions and Duties. Executive agrees that as of the Start Date he shall become an employee of the Company with the titles of President and Chief Operating Officer of the Company and Chief Executive Officer of the Company’s retail direct lending division that does business as loandepot.com. In those capacities and subject to the direction of the Chief Executive Officer (the “CEO”) and Board of Managers (the “Board”) of the Company, Executive shall exercise direct charge of, and have general supervision over, the business and affairs of the Company and of the loandepot.com retail direct lending division and shall have such other duties consistent with his titles and positions as may be reasonably assigned to him from time to time by the CEO and/or the Board. Executive will report to the CEO.

(b) Autonomy. It is specifically agreed that Executive will have the right, acting in good faith, to make all decisions as to the hiring and termination of (i) employees in retail and wholesale production divisions immediately upon the Start Date and (ii) employees in all operations divisions only following the six (6)-month anniversary of the Start Date; provided, that (in each case of (i) and (ii)) Executive must (A) consult with the Board prior to the termination of any employee and (B) obtain the prior written consent of the Board for the hiring or termination of any employee with compensation of greater than $150,000 per annum; provided, further, that such autonomy will further be subject to the autonomy and control rights granted to the executives of the iMortgage Division (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended or modified from time to time (the “LLC Agreement”)) and such other divisions (other than retail direct lending) that the Company forms in connection with transactions similar to the iMortgage Division transaction from time to time after the date hereof.

(c) Exclusive Efforts. During Executive’s employment by the Company, Executive shall render services to the Company exclusively, and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an employee, employer, consultant, agent, principal, partner, equity holder, corporate officer, director, or in any other individual or representative capacity, that are directly or indirectly competitive with or otherwise harmful to, any business or other activity then conducted by the Company or its affiliates, without the prior written consent of the Company. Executive agrees to serve the Company faithfully, to execute to the best of his abilities the duties of his position, and to devote his entire business time, attention, and efforts to the interests and business of the Company. Notwithstanding the foregoing, but subject at all times to the restrictions in Sections 4 and 5, Executive shall not be restricted from participating as an advisor, director or in similar capacities with charitable or professional organizations, so long as such participation (i) is for no or nominal consideration, (ii) complies with the Company’s employment policies, (iii) does not interfere with the satisfaction of Executive’s obligations hereunder (for the avoidance of doubt, such participation shall not be during normal business hours of the Company) and (iv) no asset of the Company is used in connection with such participation. In addition, Executive may make passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company listed on a national securities exchange or in an over-the-counter securities market. Executive represents and warrants to the Company that he is not under any contractual commitment which prohibits or limits his employment by the Company or which is inconsistent with his duties as set forth in this Agreement. Notwithstanding anything to the contrary above, the parties hereby acknowledge that Executive has disclosed that Executive is obligated to provide certain services to Nationstar Mortgage LLC and its affiliates (“Nationstar”) on matters relating to Executive’s knowledge and relating to existing or future, disputes, litigation or investigations involving Nationstar in which Nationstar deems Executive’s cooperation necessary (the “Nationstar Services”). Executive remains obligated to provide the Nationstar Services for one year post-termination of his employment with Nationstar, not to exceed twenty-four (24) hours per month. In the event Executive is required to provide the Nationstar Services, he will be entitled to receive a consulting fee and reimbursement of his expenses. Notwithstanding anything to the contrary herein, in no event will Executive’s provision of the Nationstar Services be deemed to violate Executive’s obligations set forth in this Section 2(c) or the non-competition covenant set forth in Section 5(b) of this Agreement or Section 6.6(b) of the LLC Agreement.

(d) Compliance with Laws and Policies. Executive shall not knowingly use the Company or any affiliate thereof to violate any laws, rules and regulations applicable to any of them or the business thereof, and shall not cause or permit the Company or any affiliate thereof to engage in any activity that is illegal, or, without the prior consent of the Board, any activity that might reasonably be expected to result in a loss or impairment of the Company’s state or federal mortgage lending licenses and approvals, or of any approvals issued by any warehouse lender or investor with which the Company does business. Without limiting the foregoing, Executive shall observe all of the policies, procedures and directives of the Company as may be contained in any Company employee handbook or manual that has been approved by the Board and for avoidance of doubt any material violation of this requirement shall enable the Company to determine that such violation is an act of “Cause” under, and having the consequences set forth in, Section 7(a)(i) below (subject to the cure right described therein). For avoidance of doubt, Executive may make recommendations to the Board with respect to any Company employee handbook or manual but it shall be the Board that has the authority to approve the contents of any such handbooks or manuals.

3. Compensation and Benefits.

(a) Compensation. Except as otherwise provided in this Agreement, in exchange for Executive’s services and compliance with the terms hereof, the Company shall pay the following to Executive:

(i) Base Salary. The Company shall pay to Executive an annual base salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”), minus taxes and applicable withholdings, payable in accordance with the Company’s regularly scheduled payroll policies. Executive acknowledges that salary increases are in the sole discretion of the Board, but Executive’s Base Salary may only be decreased upon the parties’ written mutual agreement.

(ii) Annual Bonus. During the first calendar year of the Employment Term, which, for the avoidance of doubt, shall commence on the Start Date and end on December 31, 2014, Executive will be eligible to earn an annual bonus of $600,000, based upon performance measures (including, without limitation, financial and non-financial targets, and MBOs) to be mutually agreed upon in writing between the Board and Executive. With respect to each calendar year after the first calendar year of the Employment Term (each a “Measuring Year”), Executive and the Company will work in good faith to develop a bonus plan in writing for such Measuring Year that will pay Executive an annual bonus such that Executive’s aggregate compensation (inclusive of Base Salary and assuming achievement of such bonus plan targets) for such Measuring Year will be between $1,500,000 and $2,500,000; provided, that (A) (assuming no termination of Executive and subject to the last two sentences of this clause (ii)) Executive’s annual bonus for each Measuring Year shall be greater than each other executive of the Company other than the Chief Executive Officer of the Company; and (B) in the absence of such agreement, the bonus plan for the prior Measuring Year (or for 2014, as applicable) shall become the bonus plan for the current Measuring Year, except that each quantitative performance goal contained in the bonus plan shall be increased by twenty percent (20%). All annual bonuses shall be earned and payable only at the same time that annual bonuses are earned and paid to other senior executives of the Company (but not later than March 15th of each year following a Measuring Year). If Executive ceases to be employed prior to such time as the annual bonuses are earned and paid, then Executive shall not have earned and/or be entitled to be paid any annual bonus except as set forth in Section 7(e).

(iii) Retention Payments. In addition to the annual bonus described in Section 3(a)(ii), during the first year of the Employment Term, Executive will be eligible to earn and be paid the following one-time retention payments from the Company: (A) $500,000, to be earned and paid on the date that is ninety (90) days following the Start Date; (B) $300,000, to be earned and paid on the date that is one hundred eighty (180) days following the Start Date; and (C) $600,000, to be earned and paid on the first anniversary of the Start Date (each of the dates described in the immediately foregoing clauses (A), (B) and (C), a “Retention Payment Date” and each of the amounts described in the immediately foregoing clauses (A), (B) and (C), a “Retention Payment”); provided, however, that if Executive is terminated without Cause or resigns with Good Reason prior to earning all of the Retention Payments, then Executive shall be entitled to a pro rata portion of the Retention Payment that would have been earned (but for Executive’s termination prior thereto) at the Retention Payment Date that immediately follows Executive’s date of termination. Such pro rata portion shall be calculated based on (I) the number of days elapsed from the last Retention Payment Date (or the Start Date, if the date of termination is prior to the first Retention Payment Date) until the date of termination divided by (II) the number of days between Retention Payment Dates (or between the Start Date and the first Retention Payment Date if the termination date is prior to the first Retention Payment Date) multiplied by (III) the next Retention Payment following the date of termination. For purposes of illustration only, if on day 150 since the Start Date Executive is terminated without Cause or resigns with Good Reason, then Executive would receive (in addition to the amounts under Section 7(e)) $200,000 under this Section 3(a)(iii) (i.e., 60/90 x $300,000). Except in the event of termination without Cause or resignation with Good Reason, Executive shall not have earned or be entitled to be paid any of the bonus payments described in clauses (A), (B) and (C) if Executive is not employed by the Company at, or notice of termination has been provided prior to, the time such bonus payment is scheduled to be earned and paid to Executive. If any Retention Payment Date is not on a business day, then the Company shall make any such Retention Payment to which Executive is entitled on the next business day thereafter (and no breach of this Agreement shall be deemed to have occurred as a result of such delay).

(b) Equity Participation. Pursuant to that certain Unit Grant Agreement, dated April 15, 2014, by and between the Company and Executive (the “Unit Grant Agreement”), the Company will grant to Executive certain profits interests under the LLC Agreement. Executive shall execute a joinder to the LLC Agreement and shall be bound by the terms thereof, notwithstanding anything herein to the contrary.

(c) Vacation/PTO. In addition to (but without duplication of) the Base Salary and any bonuses described above payable to Executive pursuant to Section 3(a), during the Employment Term, Executive shall be entitled to paid vacation of one hundred and sixty (160) hours per year in accordance with the Company’s then current policies, plans, programs or practices. All vacation days and other paid time off, if any, are collectively referred to herein as “PTO”.

(d) Executive Benefits. Subject to the terms, conditions and eligibility requirements of any applicable insurer and after satisfying a minimum period of employment in accordance with the Company’s policies, Executive and/or Executive’s qualified dependents, in accordance with the Company’s then-applicable health insurance plan, may be eligible for participation in the Company’s health insurance or welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent applicable generally to similarly situated executives of the Company. Executive acknowledges and agrees, however, that the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies or programs at any time, in accordance with the terms of the plan(s) and applicable provisions of state and federal law.

(e) Expense Reimbursement. During the Employment Term, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Trade Secrets, Confidential Information.

(a) Executive acknowledges that, during his employment with the Company he will acquire Trade Secrets and other Confidential Information (as defined in Exhibit A attached hereto), including information relating to the business of the Company, business methods and plans, customers, products and pricing. The Company considers plans for research, development, current and new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, production, customers, potential customers and any other information related to business conducted between such persons and the Company to be Trade Secrets and, as such, the confidential, sole and exclusive property of the Company.

(b) Executive understands that all Records (as defined in Exhibit A hereto) also constitute Confidential Information (and may constitute Trade Secrets) of the Company, and that his obligations continue at all times during and after his employment. These Records do not become any less confidential or proprietary to the Company because Executive may commit some of them to memory or because he may otherwise maintain them outside of the Company’s offices.

(c) Executive shall not, at any time during the term of his employment or after the termination of his employment, disclose to others, either directly or indirectly, or take or use for Executive’s own purposes or the purposes of others, either directly or indirectly, any trade secret or any Confidential Information, knowledge, data or know-how of the Company. Executive agrees that all Confidential Information of the Company is to be used by him solely and exclusively for the purpose of conducting business on behalf of the Company or its affiliated companies. If Executive resigns or is terminated from his employment for any reason, he agrees to immediately return all (and shall not keep a copy of any) Confidential Information, including Confidential Information maintained by him in his office, personal electronic devices and/or at home.

5. Covenants.

(a) Acknowledgment of Business Interest. Executive acknowledges that, as President and Chief Operating Officer of the Company and Chief Executive Officer of the loandepot.com retail direct lending division, he is and will be in possession of specialized information concerning the total operations, conduct, management, and strategy of the Company’s business, and that the applicability of his knowledge of these matters is not limited to his principal location in California, but rather is applicable wherever the Company and its affiliates conduct business. Executive further acknowledges that the Company and its affiliates have a legitimate business interest in protecting the acquired goodwill, Trade Secrets, Records and other Confidential Information and business from any competition. Executive also acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates.

(b) Non-Competition. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to compete with the Company or its affiliates, directly or indirectly (whether as an officer, director, employee, consultant, equity holder or debt holder of a competing business), during his employment.

(c) Non-Solicitation of Business Relationships. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to solicit or interfere with any client, customer, supplier, distributor or other business relationship of the Company or its affiliates during his employment.

(d) Non-Solicitation of Employees or Consultants. In light of the facts set forth in Section 5.5(a) and for the consideration herein provided, Executive agrees not to solicit any employee or consultant of the Company or its affiliates during his employment and following termination of his employment for a period of one (1) year.

(e) Non-Disparagement by Executive. For the consideration herein provided, Executive agrees not to disparage or defame in any manner, whether directly or indirectly, the Company, its affiliates, officers, directors, owners, representatives, employees, products or services for a period of two years following termination of employment.

(f) Non-Disparagement by the Company. The Company agrees that it shall direct its officers and managers not to disparage or defame in any manner, whether directly or indirectly, Executive.

6. Remedies Upon Breach. Executive hereby acknowledges and agrees that the services to be rendered by him to the Company and its affiliates are of a special and unique character, which gives this Agreement a peculiar value to the Company and its affiliates, and further acknowledges and agrees that the loss of those services to a competitor or the competition by Executive against the Company or its affiliates cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that a breach or threatened breach by him of any of the provisions contained in Section 4 or Section 5 will cause irreparable injury to the Company and its affiliates. Executive therefore agrees that, in addition to any other right or remedy the Company or its affiliates may have, the

Company or its affiliates shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of Section 4 or Section 5 by Executive, without the necessity of proving the inadequacy of monetary damages or (to the extent permitted by law) the posting of any bond or security. Executive further agrees that the Company shall have the right to have the provisions of Section 4 and Section 5 specifically enforced and to require Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of such provisions.

7. Termination.

(a) Definitions. As used herein:

(i) “Cause” means (A) Executive’s plea of guilty or nolo contendere to, or conviction for, the commission of (1) an offense that might reasonably be expected to result in any state or federal disciplinary or license revocation proceeding with respect to any license, permit or other authorization issued by any state, federal or local authority, and/or (2) a felony; provided, however, that, after indictment (in the case of (1) or (2)), the Company may suspend Executive from rendering services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (B) a material breach by Executive of a fiduciary duty owed to the Company that is not cured by Executive within sixty (60) days after receipt of written notice from the Company describing the breach in reasonable detail; (C) a material breach by Executive of any of the covenants made by Executive in Section 4 or Section 5 that is not cured by Executive within sixty (60) days after receipt of written notice from the Company describing the breach in reasonable detail; (D) Executive’s failure to perform a material duty required by this Agreement that is not cured by Executive within sixty (60) days after receipt of written notice from the Company describing the breach in reasonable detail; (E) a material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest that is not cured by Executive within sixty (60) days after receipt of written notice from the Company describing the breach in reasonable detail; and/or (F) Executive’s resignation of employment without Good Reason (as defined below) without providing at least sixty (60) days advance written notice. The foregoing sixty (60)-day cure periods shall in each case only be provided to the extent that Executive’s acts or omissions are reasonably capable of being cured and without incurring cost or liability to the Company; and if such acts or omissions are not so capable of being cured, then Executive’s termination shall be deemed to occur on the date that the event or matter giving rise to “Cause” first arose or occurred. With respect to this Section 7(a)(i), Executive shall not be entitled to cure more than once under this Agreement.

(ii) “Disability” means that Executive is, as determined by a physician selected by the Company and reasonably acceptable to Executive (unless Executive has been determined to be incompetent by a court), unable to perform the essential functions of his position, with or without reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive may be entitled to under applicable law. The Company will provide all applicable legally-required leaves to Executive, which shall be provided on an unpaid basis unless pay is otherwise required under applicable law. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws.

(iii) “Good Reason” shall be deemed to exist if (A) any Good Reason Event occurs without Executive’s approval, (B) Executive delivers written notice thereof to the Board within ninety (90) days following the occurrence thereof, which notice describes the grounds constituting Good Reason with reasonable particularity and states that unless cured or remedied in accordance with clause (C), Executive intends to resign for Good Reason, (C) the Company fails to cure or remedy the same in all material respects within sixty (60) days following the Board’s receipt of such notice; and (D) Executive resigns within one hundred eighty (180) days following the occurrence of the Good Reason Event.

(iv) “Good Reason Event” means (A) a material breach by the Company of this Agreement prior to the expiration of the Employment Term, (B) the placement by the Company of a person other than Executive in charge of the retail direct lending division or requiring Executive to report to any person other than the CEO and Board, (C) a change of control of the Company involving the sale of all or substantially all of the Company’s assets and in which the acquiror does not assume this Agreement, or (D) a relocation of Executive’s principal place of employment in Irvine, California by more than thirty (30) miles.

(b) Early Termination. The Employment Term and the parties’ obligations under this Agreement other than as expressly provided herein, shall be deemed to have terminated upon the first to occur of the following: (i) Executive’s death; (ii) Executive’s Disability, (iii) the Company’s termination of Executive’s employment, with or without Cause, and/or (iv) Executive’s resignation, with or without Good Reason.

(c) Right to Terminate or Resign. The Company shall have the right to terminate Executive’s employment with or without Cause, at any time and without notice. Executive shall have the right to resign for Good Reason by written notice of resignation delivered to the Board in accordance with Section 7(a)(iii). Executive shall have the right to resign without Good Reason by providing at least ninety (90) days written notice of resignation delivered to the Board (provided that after Executive has provided such notice to the Board, the Company may in its discretion shorten such notice period to a lesser duration and in such case the Company would only have to provide Executive with the compensation and benefits that had been earned as of the actual date of Executive’s earlier termination of employment).

(d) Final Payments Due for any Employment Termination. In the event Executive’s employment terminates for any reason, the Company shall (i) pay Executive any portion of the Base Salary earned but unpaid through the date of termination in accordance with Section 3(a), (ii) pay Executive for any earned but unused PTO in accordance with the Company’s PTO policies, and (iii) reimburse Executive for reasonable expenses incurred through the date of termination in accordance with Section 3(e).

(e) Severance for Certain Employment Terminations. If the Company terminates Executive’s employment without Cause, or Executive resigns for Good Reason, and provided in each case that Executive continues to comply with all obligations to the Company that apply following termination, including, without limitation, Section 7(f) below, then Executive shall be entitled to receive the following severance benefits from the Company:

(i) salary continuation payments at Executive’s then-current Base Salary for a period of one (1) year after the effective date of such termination, payable in installments in accordance with the Company’s usual payroll practices, and subject to withholding for applicable taxes;

(ii) a lump sum payment equal to a pro rata portion of the annual bonus that Executive would had received (but for Executive’s termination) for (A) 2014, if notice of termination is provided in 2014, or (B) the Measuring Year (as described in Section 3(a)(ii) hereof) in which Executive’s notice of termination is provided; which pro rata portion shall be based on the number of days Executive was employed (prior to the date of termination) during (I) 2014, if notice of termination is provided in 2014 or (II) such Measuring Year;

(iii) (A) if Executive’s termination occurs between the day after a Measuring Year and the date that annual bonuses are scheduled to be paid to senior executives for such Measuring Year, then Executive shall receive the annual bonus that Executive would have been entitled to receive for the prior Measuring Year if Executive had not been terminated prior to the payment thereof; and (B) if Executive’s termination occurs between January 1, 2015 and the date that annual bonuses are scheduled to be paid to senior executives for 2014, then Executive shall receive the annual bonus that Executive would have been entitled to receive for 2014 if Executive had not been terminated prior to the payment thereof; and

(iv) reimbursement of COBRA premiums paid by Executive for up to one (1) year after the effective date of such termination, so long as Executive is eligible for and timely elects to continue group health plan coverage under a Company-sponsored group health plan and the cost for such premiums does not exceed the cost to the Company to provide such benefits immediately prior to such termination.

For the avoidance of doubt, (i) Executive’s termination due to death or Disability shall not be considered without Cause, and thus shall not entitle him to any severance benefits and (ii) the first-year bonus payments described in Section 3(a)(iii) hereof shall be paid as provided therein.

(f) Release and Payment. Notwithstanding Section 7(e), it is understood and agreed that the Company’s agreement to provide severance is in partial consideration of Executive’s promise to execute, within twenty-one (21) days after termination or such later time if required by applicable law, a release and waiver, in the form attached hereto as Exhibit B (the “Release and Waiver”). Accordingly, if Executive refuses to sign the Release and Waiver or signs the Release and Waiver but exercises his right, if any, under applicable law to revoke the Release and Waiver (or any portion thereof), then Executive will not be entitled to any severance benefits because executing, and not revoking the Release and Waiver is a condition to receiving such severance benefits. The date that the Release and Waiver becomes effective and is no longer subject to revocation shall be referred to as the “Release and Waiver Effective Date”. The salary continuation payments described in Section 7(e)(i) shall be paid in accordance with the Company’s normal payroll practices in effect at the time of Executive’s termination of employment beginning on the regularly-scheduled payroll date immediately following the Release and Waiver Effective Date; provided, however, that if the salary continuation payments are determined to be “nonqualified deferred compensation” that is subject to Code Section 409A (as defined below) and the 21-day period following Executive’s termination of employment during which Executive has to consider the Release and Waiver begins in one calendar year and ends in a second calendar year, then the first salary continuation installment shall be paid on the Company’s next regularly-scheduled payroll date that is no earlier than January 1st of the second calendar year and shall include the amount of any payments that would have been made before the Release and Waiver Effective Date but for Executive’s termination of employment, and the remaining salary continuation installments shall be payable on the Company’s regularly scheduled paydays that follow. Subject to Executive’s execution and non-revocation of the Release and Waiver, the severance payments described in Sections 7(e)(ii) and (iii) will be paid at the same time that bonuses for the applicable Measuring Year are paid to the Company’s senior executives, which shall be no later than March 15th of the year following such Measuring Year. For the avoidance of doubt, if Executive is terminated on March 1, 2015, then the severance payment under Section 7(e)(ii) would be determined after the 2015 Measuring Year was completed and paid on a pro rata basis (i.e., based on 59 out of 365 days) subject to Section 3(a)(ii).

(g) Non-Renewal. If Executive’s employment terminates in connection with the Company decision not to renew the Employment Term, and such termination occurs between the day after a Measuring Year and the date that annual bonuses are scheduled to be paid to senior executives for such prior Measuring Year, then Executive shall receive the annual bonus that Executive would have been entitled to receive for such prior Measuring Year if Executive had not been terminated prior to the payment thereof.

(h) Resignation as Officer or Director. Upon termination of employment, Executive shall be deemed to automatically resign each position that he then holds as an officer or director of the Company or any of its affiliates; provided, that (and without limiting the foregoing), if requested by the Company, Executive shall deliver a written notice of resignation to the Board (and for any affiliate of the Company).

(i) Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 7 shall not be reduced by compensation the Executive earns on account of employment with another employer; provided, that if Executive obtains new health insurance through a new employer or otherwise before the final reimbursement of COBRA premiums is made by the Company, then the Company shall no longer be obligated to reimburse such COBRA premiums effective as of the date Executive obtains new health insurance.

(j) Corporate Transaction. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other person, the change of control of the Company, the sale by the Company of all or a substantial part of its assets or any similar transaction (any of the foregoing, a “Corporate Transaction”). The Company’s termination of Executive’s employment in connection with a Corporate Transaction consisting of a sale of assets shall not be deemed a termination for purposes of this Agreement (and thus shall not trigger a severance obligation under this Agreement) if the successor or assign assumes and agrees to perform the Company’s obligations under this Agreement; provided that no such assignment shall affect the Company’s obligations under this Agreement.

(k) Remedies. The rights and remedies set forth in this Section 7 are Executive’s sole rights and remedies in the event of the termination of his employment, subject to any rights that he may have under the express terms of the Unit Grant Agreement.

8. Ownership of Work Product and Inventions.

(a) Ownership. The Company shall own all rights to “Work Product” (as defined below) created by Executive. Executive hereby assigns to the Company all copyright, trademark, trade secrecy, and patent rights in the Work Product. Executive will take all action reasonably requested by the Company to transfer rights to the Work Product to the Company and to permit the Company to obtain copyright, trademark, patent, or similar protection for the Work Product in its own name in any jurisdiction. Executive hereby waives in whole any moral rights which he may have in any such Work Product or any part or parts thereof. Executive will discuss the status of the Work Product with his supervisor or the chief technical officer of the Company on a regular basis so that the Company can decide when to protect or establish its rights. If Executive makes any “Invention” (as defined below) during the Employment Term that Executive believes does not belong to the Company under this Agreement, then Executive will promptly notify his supervisor and will supply a written explanation of the reasons for such belief. Executive is not the owner of any invention as of the date hereof. Executive agrees that even if his employment is terminated by the Company, Executive shall at all times cooperate with the Company in the prosecution or defense of any lawsuit related to the Company activities in connection with any copyright of the Company.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Work Product” means written materials created by Executive, Inventions made by Executive, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, and any other results or properties of Executive’s efforts whether produced alone or with others, a) relating to the Company’s actual or anticipated business, or b) made or conceived during working hours or developed with the aid of the Company’s personnel or assets.

(ii) “Invention” means any invention, including, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or copyrightable or not, and whether or not conceived or made during work hours.

(c) Limitations. All provisions of this Agreement relating to the assignment by Executive of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. Executive understands that, in accordance with Section 2870 of the California Labor Code, the provisions of this Agreement requiring assignment to the Company, without payment, of any rights in any Inventions would not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit C.

9. Compliance with Internal Revenue Code Section 409A. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and will be interpreted and administered in accordance with such intention. In the event this Agreement or any payment or benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. For purposes of Code Section 409A, each payment that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payments of any amounts upon Executive’s termination of employment that are determined to be nonqualified deferred compensation subject to Code Section 409A, no payment shall be made unless and until Executive experiences a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon Executive’s “separation from service” within the meaning of Code Section 409A, Executive is then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of nonqualified deferred compensation subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following Executive’s separation from service, or (ii) ten (10) days after the Company receives written notification of Executive’s death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. While it is intended that all payments that may be provided to Executive under this Agreement will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Code Section 409A. Executive agrees that he has reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Code Section 409A and that the Company shall not be responsible for any adverse tax consequences experienced by Executive in connection with this Agreement.

10. Confidentiality. The parties hereto agree to keep the terms of this Agreement confidential, except that the Company may disclose the terms herein as necessary to perform its duties hereunder or as required by law (including any regulations of any securities exchange). Executive shall not disclose any terms herein except to Executive’s spouse, if applicable, attorneys or tax preparer or other professional advisors to whom such disclosure is necessary to effectuate the purposes for which Executive has consulted such professional advisors, or as required by law. Executive shall inform all future employers that Executive is bound by this confidentiality provision.

11. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by facsimile or email, in each case, with confirmation of transmission (which for email can be a reply email from the recipient), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Peter Macdonald, General Counsel

Email: pmacdonald@loandepot.com

With a copy to (which will not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Attention: David H. Sands and Will Chuchawat

Facsimile No.: (213) 443-2708

Email: dsands@smrh.com and wchuchawat@smrh.com

if to Executive, to:

David Norris

11 Sundown Drive

Trabuco Canyon, California 92679

Email: davidnorris@cox.net

With a copy to (which will not constitute notice):

Melisa R. Perez

2603 Main Street, Suite 1300

Irvine, California 92614-4281

Facsimile No.: (949) 825-5436

Email: mperez@ptwww.com

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile during normal business hours on a business day (or, if not sent during normal business hours on a business day, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

12. Governing Law; Arbitration; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(b) Arbitration. All disputes arising under this Agreement shall be settled by binding arbitration; provided, however, that this Section 13(b) shall not preclude any party from seeking injunctive relief in a court of competent jurisdiction. Arbitration shall be held in Orange County, California, under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Employment Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the parties to this Agreement, selected from a list provided by the AAA in accordance with such Employment Arbitration Rules. The arbitrator shall make his or her decision in writing at the earliest convenient date. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the parties to this Agreement and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other party or parties may bring an action to enforce the same in a court of competent jurisdiction. The fees and expenses of the arbitration (including reasonable attorneys’ fees) or any action to enforce an arbitration award shall be paid by the party or parties that do not prevail in such arbitration.

(c) Consent to Jurisdiction. In any proceeding seeking equitable relief, to enforce arbitration or an arbitral award, or in the event that arbitration cannot be enforced, each of the parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state and federal courts situated in Orange County, California in any dispute, controversy, suit or action arising out of or in connection with this Agreement or any associated agreement or document and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens. Each of the parties hereby acknowledges that it is the intent of all parties hereto that any judgment, order or decree of any such court may be enforced in any court or other tribunal of competent jurisdiction in the United States of America or any other jurisdiction throughout the world and hereby waives and agrees not to assert any defense to the enforcement of any such judgment, order or decree in any such court or tribunal.

13. Attorneys’ Fees. If a party hereto commences an arbitration or files an action against the other party to enforce any right such claimant party has hereunder, the prevailing party shall also be entitled to recover reasonable attorneys’ fees and costs of suit in addition to any other relief awarded such prevailing party.

14. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Amendments, Modifications and Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto. Any waiver shall not operate or be construed as a waiver of any subsequent breach by another party.

16. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party, except that (a) the Company may assign and transfer all or any portion of its rights and obligations under this Agreement to any of its affiliates; provided, however, that no such assignment shall affect the Company’s obligations under this Agreement. Any attempted assignment in violation of this Section shall be void. This Agreement is personal in nature as to Executive and may not be assigned by him. The parties agree that this Agreement shall survive Executive’s employment by the Company and is binding upon Executive’s heirs and legal representatives, and that the Company is an express third party beneficiary of this Agreement.

17. Captions. The captions are included in this Agreement for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile, photocopied signature (which may be delivered by facsimile) or email with scan attachment shall be deemed to be the functional equivalent of an original for all purposes. This Agreement shall become effective when each party has received a counterpart of this Agreement signed by the other party.

19. Entire Agreement. This Agreement, the Unit Grant Agreement and the LLC Agreement constitute the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersede any prior understandings, agreements or representations, by or among such parties, whether written or oral.

20. Construction. The parties have participated jointly, with counsel of their own choosing, in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The termination of this Agreement shall not affect any of the rights that have accrued through the time of such termination or as a result of such termination.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

22. Indemnification. During the Employment Term and for so long as there exists liability thereafter with regard to Executive’s activities on behalf of the Company, the Company shall indemnify and provide expense advancement to Executive to the same extent as provided in Section 6.4 of the LLC Agreement, regardless of whether Executive is a party to the LLC Agreement at such time. Executive shall also be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its directors and officers, including post-employment coverage to the same extent as post-employment coverage is generally provided, as such coverage may be amended from time to time.

23. Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or Executive shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement, in either case no later than sixty (60) days after the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

DAVID NORRIS		LOANDEPOT.COM, LLC

By:	/s/ David Norris	By:	/s/ Anthony Hsieh
		Name:	Anthony Hsieh
		Title:	CEO

EXHIBIT A

DEFINITIONS

For purposes of this Exhibit A only, “the Company” means the Company, the Company and their respective affiliates.

A. “Trade Secrets” are defined as information of the Company, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B. “Records” include, but are not limited to, all books and records of the Company and its subsidiaries, including all accounting (including accounting work papers), financial reporting, tax, business, marketing, environmental, legal, corporate and other files, documents, instruments and papers, whether originals, copies (including computer generated, recorded or stored records) or otherwise, customer lists, advertising and promotional materials, financial statements, budgets, projections, financial, tax and accounting records, personnel records, compliance records, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, reports, management information systems, computer tapes, discs and other files, retrieval programs, operating data or plans and environmental studies.

C. “Confidential Information” is defined as the Company’s Trade Secrets, Records and other proprietary information relating to the Company’s businesses, business methods, personnel and customers.

D. Notwithstanding anything to the contrary as set forth in this Exhibit A, Trade Secrets, Records or Confidential Information shall not include information that: (a) is already available to and known by third parties in the public domain through no fault of Executive, or (b) becomes available to and known by third parties in the public domain through no fault of Executive.

A-1

EXHIBIT B

GENERAL RELEASE

This General Release (“General Release”) is entered into by and between loanDepot.com, LLC, a Delaware limited liability company (the “Company”) and David Norris (“Executive”), as of the last date set forth below. The Company and Executive are sometimes referred to herein as the “Parties”.

1. Full General Release. Except for the “Excluded Claims” (defined below), as a condition to receipt of severance benefits (as described in the Employment Agreement, dated as of April 14, 2014, by and between the Company and Executive (“Employment Agreement”)), Executive hereby fully and forever releases and discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, employees, trustees, fiduciaries, insurers, officers, directors, investors, shareholders, owners, attorneys, agents, successors, assignees, benefit plans, and representatives (hereafter referred to collectively as the “Releasees”), and each of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Executive has incurred or expects to incur, or now owns or holds, or has at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Executive’s execution of this General Release, including but not limited to Executive’s employment with the Company and the termination of that employment.

This release extends to any and all claims including, but not limited to, any alleged: (a) violation of the California Fair Employment and Housing Act, the California Wage Orders, the Private Attorneys General Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Labor Code, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans With Disabilities Act, the Family Medical Leave Act, the California Family Rights Act, the Sarbanes-Oxley Act, and/or state and federal False Claims acts; (b) harassment, discrimination, retaliation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, fraud, defamation, interference with prospective economic advantage, and/or wage and hour violations; and (c) violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any of the Releasees. It is Executive’s intent to waive and release any and all claims that he has or may have against the Releasees as of the date of the execution of this General Release. Notwithstanding any other provision of this General Release, nothing in this General Release releases any claim that is prohibited from being released as a matter of law, nor does anything in this General Release release, amend, modify or waive any of the Company’s post-Employment Term (as defined in the Employment Agreement) obligations under the Employment Agreement, any of Executive’s rights under any benefit plan of the Company or Executive’s indemnification rights under the California Labor Code, the California Corporations

Code or the LLC Agreement (as defined in the Employment Agreement) or other rights under the LLC Agreement or the Limited Liability Company Agreement of Trilogy Management Investors Three, LLC (“TMI3”) or with respect to any equity interest of Executive in the Company or TMI3 (collectively, the “Excluded Claims”).

2. Statutory Waiver. It is the Parties’ intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Executive may have against the Releasees, except for the Excluded Claims.

Executive expressly acknowledges that he is aware of the existence of California Civil Code § 1542 and its meaning and effect. Executive expressly acknowledges that he has read and understands the following provision of that section, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly waives and releases any right to benefits he may have under California Civil Code § 1542 to the fullest extent he may do so lawfully. Executive further acknowledges that he may later discover facts different from, or in addition to, those facts now known to him or believed by him to be true with respect to any or all of the matters covered by this General Release, and he agrees this General Release nevertheless shall remain in full and complete force and effect.

3. Executive Covenants. Executive acknowledges and agrees that the covenants contained in Section 4 and Section 5 of the Employment Agreement shall survive termination of his employment. Executive hereby reaffirms his covenant obligations under the Employment Agreement.

4. Confidentiality. Executive will not disclose, publicize, or allow or cause to be publicized or disclosed, any of the terms and conditions of this General Release, or the existence of the General Release itself, unless and to the extent required by law. Executive must notify the Company in advance, in writing, before any such required disclosure is made.

5. Further Claims. Executive has not and will not file any charges against any of the Releasees based on events occurring prior to the date of execution of this General Release with any state or federal administrative agency, and shall immediately dismiss any such existing claims, if any, except with respect to any Excluded Claims. Executive has not and will not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Executive has not and will not participate, assist, or cooperate in any claim, charge, suit, complaint, action or proceeding against any of the Releasees, unless and to the extent required or compelled by law, except with respect to any Excluded Claims. Executive has not and will not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against any of the Releasees, except with respect to any Excluded Claims. This provision does not apply to charges filed with the Equal Employment Opportunity Commission or claims challenging the validity of the General Release under the Age Discrimination in Employment Act.

6. No Further Payments Owed. Executive acknowledges that the Company has already provided him with payment for any and all wages, compensation, commissions, vacation, sick leave, overtime, expenses, options, bonuses, profit sharing, benefits, insurance, and/or any other form of payment from the Releasees, except with respect to any Excluded Claims.

7. Disparagement. Executive shall not disparage the Releasees in any way, either verbally, in writing, or by any other means. The Company’s directors and officers shall not disparage Executive in any way, either verbally, in writing, or by any other means.

8. Full Authority; No Other Representations. Executive acknowledges that he has full authority to enter into this General Release and to be bound by it. Executive is voluntarily entering into this General Release free of any duress or coercion. Executive acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any party except those covenants, agreements and promises embodied in this General Release.

9. Consideration Period. Executive acknowledges that this General Release constitutes a knowing and voluntary waiver of any and all rights or claims that Executive has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this General Release are written in a manner calculated to be understood by Executive. Executive acknowledges that in return for this General Release, he will receive compensation beyond that to which he was already entitled to receive before entering into this General Release. Executive is hereby advised in writing to consult with an attorney before signing this General Release. Executive acknowledges that he has had a reasonable time of up to 21 days in which to consider signing this General Release. If Executive decides not to use all 21 days, Executive knowingly and voluntarily waives any claims that Executive was not given the 21-day period or did not use the entire 21 days to consider this General Release. Executive may revoke this General Release at any time within the 7-day period following the date Executive signs this General Release by delivering a written statement of revocation to the Board. This General Release shall not become effective or enforceable until 12:01 a.m. on the 8th day after Executive signs the General Release.

10. CIRCULAR 230 DISCLAIMER. Each party to this General Release acknowledges and agrees that (1) no provision of this General Release, and no written communication or disclosure between or among the Parties or their attorneys and other advisors, is or was intended to be, nor shall any such communication or disclosure constitute or be construed or be relied upon as, tax advice within the meaning of United States Treasury Department Circular 230 (31 CFR part 10, as amended); (2) Executive (a) has relied exclusively upon Executive’s own independent legal and tax advisors for advice (including tax advice) in connection with this General Release, (b) has not entered into this General Release based upon the recommendation of any other party or any attorney or advisor to any other party, and (c) is not entitled to rely upon any communication or disclosure by any attorney or advisor to any other party to avoid any tax penalty that may be imposed on Executive; and (3) no attorney or advisor to any other party has imposed any limitation that protects the confidentiality of any such attorney’s or advisor’s tax strategies (regardless of whether such limitation is legally binding) upon disclosure by Executive of the tax treatment or tax structure of any transaction, including any transaction contemplated by this General Release.

11. No Admissions. Neither this General Release nor the furnishing of the consideration for this General Release shall be deemed or construed as an admission of liability or wrongdoing on the part of the Releasees, nor shall this General Release or the furnishing of the consideration for this General Release be admissible as evidence in any proceeding other than for the enforcement of this General Release.

12. Entire Agreement. This General Release constitutes the entire agreement between Company and Executive on the subject matters covered herein, and may only be modified in a writing signed by the parties. This General Release supersedes all prior agreements and understandings between the parties regarding the subject matters addressed herein; provided, however, that this General Release shall not supersede the Excluded Claims or any provisions of the Employment Agreement that survive the termination of Executive’s employment.

13. Severability. Whenever possible, each provision of this General Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this General Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision hereof is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

14. Governing Law. This General Release shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

15. Arbitration. Any dispute between the parties arising out of or related to this General Release shall be subject to final and binding arbitration pursuant to Section 12 of the Employment Agreement.

16. Waiver. The waiver by Company or Executive of a breach of any provision of this General Release by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this General Release will be entitled to enforce its respective rights under this General Release and to exercise all other rights existing in its favor.

17. Captions. Captions to the paragraphs of the General Release are intended solely for convenience, and no provisions in this General Release are to be construed by reference to the caption of any paragraph.

18. Voluntary Acceptance. Executive states that Executive has read and understands this General Release and that Executive is executing this General Release knowingly, voluntarily, without coercion and as Executive’s own free act and deed. Executive is advised to seek the advice of counsel in connection with the execution of this General Release.

Executive:

Date:
DAVID NORRIS

Date:	LOANDEPOT.COM, LLC

By:
Name:
Title:

EXHIBIT C

CALIFORNIA LABOR CODE SECTIONS

2970. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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